UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 29, 2008

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15326 Alton Parkway Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 789-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 29, 2008, the Board of Directors of the Company (the “Board”) appointed David J. Matlin, Chief Executive Officer and global portfolio manager and domestic portfolio manager of MatlinPatterson Global Advisers LLC, and Kenneth Campbell III, a partner in MatlinPatterson Global Advisers LLC, as members of the Company’s Board of Directors. Neither Mr. Matlin nor Mr. Campbell was appointed to serve as a member of any of the committee’s of the Board.

Mr. Matlin and Mr. Campbell were nominated for appointment to the Board by MP CA Homes, LLC (“Investor”), an affiliate of MatlinPatterson Global Advisers LLC, in accordance with Section 2.2 of the Stockholders Agreement, dated as of June 27, 2008, between the Company and Investor (the “Stockholder Agreement”). The Company entered into the Stockholder Agreement with Investor in connection with the first closing of the transactions contemplated by the Investment Agreement, dated as of May 26, 2008, between the Company and Investor. At the first closing, which occurred on June 27, 2008, the Company issued 381,250 shares of the Company’s senior preferred stock to Investor for $381,250,000 in cash and Investor exchanged outstanding notes of the Company with an aggregate principal amount of $128,496,000 for a warrant to purchase 272,670 shares of senior preferred stock. In addition, in connection with a rights offering commenced on August 4, 2008 to holders of our common stock to purchase an aggregate of 50,000,000 shares of our common stock, Investor has agreed to be a standby purchaser in this rights offering and will purchase the common stock equivalent of all shares not purchased through the exercise of subscription rights of our common stockholders, in the form of preferred stock.

Pursuant to the terms of the Stockholder Agreement, upon the first closing, Investor was entitled to designate up to three directors to the Board. Assuming receipt of stockholder approval of certain proposals at the Company’s Special Meeting of Stockholders to be held on August 18, 2008, for so long as Investor owns at least 10% of the total voting power of the Company, then it will be entitled to designate such number of directors to serve on the Board as would be proportionate to the total voting power of voting stock beneficially owned by Investor and its affiliates, provided that the number of directors appointed by Investor shall never exceed one person less than a majority of the directors then serving on the Board. To the extent that Investor and its affiliates decrease their holdings of voting stock of the Company, the Company has the right to request the resignation of directors designated by Investor to maintain Investor’s proportionate share. The election and appointment of each Investor designated director is subject to all legal requirements and the Company’s reasonable governance standards regarding service as a director of the Company and to the reasonable approval of the Nominating and Corporate Governance Committee of the Board.

According to Mr. Matlin’s Form 3 filing, Mr. Matlin has an indirect pecuniary interest in certain funds (the “Funds”) that hold 100% of the membership interests in Investor. His exact pecuniary interest is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of the Funds overall and with respect to their indirect investment in the Company. According to Mr. Campbell’s Form 3 filing, Mr. Campbell may be deemed to have an indirect pecuniary interest in the shares held by Investor through his indirect interest in a limited partner that holds an investment interest and carried interest in the Funds. His exact pecuniary interest is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of the Funds overall and with respect to their indirect investment in the Company.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On July 29, 2008, the Board of Directors amended and restated the Company’s bylaws to, among other things, expand the Company’s authorized number of directors from 8 to 10 and update them in light of recent developments in Delaware statutory and case law. In addition, the revised bylaws permit the Company to utilize electronic meeting procedures and contain a revised advance notice bylaw provision providing, among other things, specified time periods by which director nominations and other business must be submitted to the Company, as well as requiring ownership and other information relating to hedging, short positions and other similar arrangements to be submitted by the stockholder seeking to present matters at a stockholder’s meeting. The foregoing description of the amended and restated bylaws is qualified in its entirety by reference to the Company’s Amended and Restated Bylaws which are attached hereto as Exhibit 3.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

3.1	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2008

STANDARD PACIFIC CORP.

By:	/s/ Jeffrey V. Peterson
Jeffrey V. Peterson Chairman, Chief Executive Officer and President

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Amended and Restated Bylaws